Exhibit 10.213

THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into this 26th day of February, 2015, by and between AH DURHAM APARTMENTS, LLC, a Virginia limited liability company (“Seller”), and TRIBRIDGE RESIDENTIAL, LLC, a Georgia limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of December 1, 2014, as modified by the Agreement Establishing Inspection Period and Inspection Date between Seller and Purchaser dated as of January 7, 2015, as further modified First Amendment to Purchase and Sale Agreement between Seller and Purchaser dated as of February 20, 2015, and as further modified by the Second Amendment to Purchase and Sale Agreement between Seller and Purchaser dated as of February 24, 2015 (collectively, "Purchase Agreement") regarding certain property located at 501 Willard Street, Durham, North Carolina 27701 and commonly known as Whetstone Apartments, as more particularly described in the Purchase Agreement; and

WHEREAS, Seller and Purchaser wish to further modify the Purchase Agreement as set forth below.

NOW THEREFORE, for Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.           Defined Terms. Capitalized terms contained but not defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

2.           Purchase Price. All of the text in Section 1.4 of the Purchase Agreement is hereby deleted in its entirety and the following text inserted in lieu thereof:

“Seller is to sell and Purchaser is to purchase the Property for a purchase price of THIRTY-SIX MILLION SIX HUNDRED TWENTY-FIVE THOUSAND and NO/100 Dollars ($35,625,000.00) (the “Purchase Price”).”

3.           Expiration of Inspection Period; Non-Refundability of Earnest Money. Purchaser hereby waives any and all rights Purchaser may have to terminate the Purchase Agreement under Section 3.2 thereof, and specifically agrees and acknowledges that except if a Purchaser Permitted Termination Event occurs or Purchaser exercises its right to terminate the Purchase Agreement pursuant to Section 4 of this Amendment, (a) the Earnest Money has become non- refundable to Purchaser, and (b) Purchaser is bound to proceed to Closing and consummate the transaction contemplated under the Purchase Agreement.

4.           Parking Deck. Purchaser is presently evaluating the possibility of adding one (1) additional level to the existing parking deck (the “Parking Deck”) at the Property (said additional level, along with any modification to the existing parking deck required to add the additional level, collectively, the “Parking Deck Addition”). Prior to the expiration of the Parking Deck Feasibility Period (defined below), Purchaser shall have the right to conduct such tests, investigations, inspections and feasibility studies as Purchaser shall require in its sole discretion to evaluate the feasibility and cost of the Parking Deck Addition. In connection with Purchaser’s investigations, Purchaser Parties shall have the same rights to go upon the Property to conduct these tests and inspections, and Purchaser shall have all the same obligations and is subject to the same restrictions, including without limitation maintaining the same insurance coverages and providing the same indemnities, as are set forth in Section 3.1 of the Purchase Agreement. Purchaser shall have until 3:00 p.m., Eastern Time on March 4, 2015 (the period of time between the date of this Amendment and 3:00 p.m., Eastern Time on March 4, 2015 hereinafter referred to as the "Parking Deck Feasibility Period"), to determine whether constructing the Parking Deck Addition is feasible and the cost is acceptable to Purchaser. If Purchaser determines in its sole discretion that constructing the Parking Deck Addition is not feasible or the cost is not otherwise acceptable, then Purchaser shall have the right to terminate the Purchase Agreement by providing written notice to Seller on or before the expiration of the Parking Deck Feasibility Period. If Purchaser terminates the Purchase Agreement in accordance with this provision, then the Initial Earnest Money shall be refunded to Purchaser in accordance with Section 1.6 of the Purchase Agreement (the parties acknowledging that any such termination shall be a "Purchaser Permitted Termination Event"), and neither party shall have any further rights or obligations under the Purchase Agreement, except those indemnities, rights and obligations which by their express terms survive the termination of the Purchase Agreement. Notwithstanding anything contained in Section 1.6(a) of the Purchase Agreement or any other provision of the Purchase Agreement to the contrary, if Purchaser does not terminate the Purchase Agreement prior to the expiration of the Parking Deck Feasibility Period, then Purchaser will deposit with the Escrow Agent the Additional Earnest Money on or before March 7, 2015.

5.           Additional Work. Seller will perform certain additional work at the Property prior to Closing (in addition to the work anticipated by the Plans and Specifications), the scope of which is set forth in Exhibit “A” attached hereto and made a part hereof (collectively, “Additional Work”). Seller shall cause the Additional Work to be completed in compliance with Seller’s construction covenants in Section 5.4(m) of the Purchase Agreement on or before the Closing Date. For the avoidance of doubt, Seller's performance of the covenants set forth in this Section 5 shall constitute further conditions precedent to Purchaser’s obligation to close on its acquisition of the Property under Section 4.6 of the Purchase Agreement.

6.           Additional Inspections. As part of Purchaser’s rights under Section 5.4(m) of the Purchase Agreement, Purchaser at its sole cost shall have the right to obtain a compliance report ("Compliance Report") from a consultant regarding those portions of the Property which have not been assessed in the compliance reports obtained by Purchaser prior to the date of this Amendment (said portions of the Property to include, without limitation, the so-called "Phase II" portion of the Property).

7.           Designated Service Contracts. Pursuant to Section 5.4(l) of the Purchase Agreement, Purchaser has elected to assume all the Service Contracts listed on Schedule 5.1(l) attached to the Purchase Agreement. Seller acknowledges that this Section 7 constitutes sufficient and timely notice of Purchaser’s election under the Purchase Agreement, and the parties agree that the Service Contracts listed on Schedule 5.1(l) attached to the Purchase Agreement shall hereafter constitute the “Designated Service Contracts” under the Purchase Agreement.

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8.           Seller’s Leasing Activities.

(a)           Free Rent Concessions. Notwithstanding any provision in the Purchase Agreement to the contrary, if the Purchaser does not terminate the Purchase Agreement prior to the expiration of the Parking Deck Feasibility Period, then at all times after the expiration of the Parking Deck Feasibility Period Seller shall (i) when negotiating leases with proposed new tenants at the Property, offer up to two (2) months’ free rent concession for each new lease (to be credited at the beginning of the lease term, and not amortized over the course of the lease) and(ii) provide, or shall cause Seller’s Leasing Agent to provide, weekly leasing updates to Purchaser, with such supporting information as Purchaser shall reasonably request. At Purchaser’s option at any time (but no more often than once weekly), Purchaser may direct Seller to reduce, discontinue or resume the offer of a two (2) month free rent concessions in Seller’s leasing negotiations; provided that at all times Seller will have the right to offer up to one (1) month free rent as provided in Section 5.4(b) of the Purchase Agreement.

(b)           Revision to Apartment Lease Form. If the Purchaser does not terminate the Purchase Agreement prior to the expiration of the Parking Deck Feasibility Period, then within five (5) days after the expiration of the Parking Deck Feasibility Period Seller shall submit to Purchaser a proposed revision to Seller’s standard form of apartment lease for the Property, providing that no individual unit shall be entitled to the use of more than one (1) parking space in the Parking Deck. Purchaser shall have the right to review and approve such revision in Purchaser’s reasonable discretion. Upon Purchaser’s written approval of the revised language, Seller shall use the revised form of lease for all new leases and Lease renewals at the Property.

9.           City of Durham Redevelopment Plan. The following text shall be inserted in Section 5.1 of the Purchase Agreement as new subsection (s) thereof:

“(s) Without limitation of subsection (f) hereof, Seller represents and warrants that it has obtained or will obtain all licenses, permits, consents and approvals required from the City of Durham, North Carolina for the construction of the Improvements, including, but not limited to, city approval of Seller’s plan for the redevelopment of the Property, and that, to the extent needed to construct the Improvements in compliance with all applicable laws, all previously obtained redevelopment plan approvals remain valid and in full force and effect.”

10.         Closing Date. The first sentence of Section 4.1 of the Agreement is amended by deleting the phrase “one hundred twenty (120)” and in lieu thereof, inserting the phrase “ninety (90)”. For avoidance of doubt, the Closing Date shall be no earlier than May 20, 2015.

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11.         No Further Modification. In the event of any inconsistency between the Purchase Agreement and this Amendment, the terms of this Amendment shall control. Except as otherwise modified herein, all terms and conditions in the Purchase Agreement shall remain in full force and effect.

12.         Miscellaneous. This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which will constitute one and the same Amendment and may be delivered by facsimile or PDF via electronic mail in a legally binding manner. This Amendment shall be governed and construed in accordance with the laws of the State of North Carolina and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Time is of the essence with respect to the obligations of the parties set forth in this Amendment.

[Counterpart signatures appear on following pages]

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IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date set forth in the preamble.

SELLER:

AH DURHAM APARTMENTS, LLC

By:	ARMADA HOFFLER MANAGER, LLC,
Its Manager

	By:	/s/ Eric L. Smith
Eric L. Smith, Manager

[signatures continue on following page]

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[signatures continued from previous page]

PURCHASER:

TRIBRIDGE RESIDENTIAL, LLC, a Georgia
limited liability company

By:	/s/ Robert H. West
Name:	Robert H. West
Title:	President

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Exhibit “A”

Scope of Additional Work

Please see attached.

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No.	Description of Items	Date first noted	Report No.	Status	Date Closed	AH Response
1	Large amounts of dead and damaged plant material were observed at the west elevation. Damage appears to have been caused by foot traffic. See photo 139.	42040	1			AH to address

2	Brick pavers at the west elevation are loose. This may present a tripping hazard. Landscape edging may be used to contain bricks in this area. See photo 141.	2/5/15	1			AH to address

3	A final wear course needs to be installed on the asphalt drive Minor asphalt repair should be done at damaged ares prior to wear course installation. See photo 133.	2/5/15	1			AH to address - repair complete / stripping will be done when weather permits

4	The Client should re-evaluate parking needs versus capacity provided. Currently the parking deck has roughly 1 space for each apartment unit which may be inadequate depending on the makeup of the community.	2/5/15	1			NA

5	The top and bottom rail of the fence on the west elevation are out of alignment with the rest of the fence. A fence post may have sunken causing this effect. See photo 140.	2/5/15	1			AH to address

6	Sheet A13.01 calls for a “sliding entry gate” at the garage entrance. The drawings do not appear to call for a controlled access device on the gate. We would expect to see this on the Parking Deck Electrical plan. This appears to be a design oversight as a gate at the garage entry without a remote controlled opening/closing device would be impractical. No gate or controlled access device was installed at the time of our inspection.	2/5/15	1			AH to address - will install automatic gate

7	Light fixtures at the front entry canopy are not properly positioned as they are obstructed by downspouts. See photo 69.	2/5/15	1			AH to come up with solution reasonably acceptable to Buyer

8	Storm drain grates in the courtyard have openings that will not prevent entry of mulch. Clogging of the courtyard storm drain system may result. See photo 109. We recommend installation of grates with smaller openings.	2/5/15	1			AH to address - chickenwire to be applied under grates

9	Sheet A4.16 shows a recycling chute in the trash compactor room and a hatch in the adjacent trash room. Detail 2 on the same sheet shows upper level trash rooms with no recycling hatch. This is a design oversight. No chute is currently installed and no hatches are provided save that hatch at the 1st floor. The city may have mandaory recycling ordinances that could impact the decision to install a chute or to abandon the issue altogether. See photo 163 and 167.	2/5/15	1			As Is - per design

10	Plastic decking near the outdoor kitchen in the courtyard is cut at a taper, and the thin end of the taper is not secured. This tail should be cut off. See photo 115.	2/5/15	1			AH to address

11	We observed multiple pool drains separated by distances that satisfy the Pool and Spa Safety Act. The local pool inspector is the final authority on the P&SS Act, and a passing inspection certificate typically indiates his approval. A pool inspection certificate / permit was not provided for our review. See photo 120.	2/5/15	1			As Is - passed inspection

12	The property does not have a maintenance shop or a room dedicated to storage or maintenance tools and materials.	2/5/15	1			NA - Extra space in sprinkler room and other MEP closets

13	The roof over stair no. 2 is not flat. The west corner dips below the plane defined by the other three corners and the roof surface is torqued as a result. See photo 96.	2/5/15	1			As Is - sloped to provide drainage - framing and structure passed inspection

14	Some refrigerant and electrical lines are not caulked where they enter the building. All such entry points should be sealed with silicone caulk. See photo 82.	2/5/15	1			As Is

15	An opening was observed where parapet coping meets fiber-cement siding at stair 2. The opening needs to be sealed. See photo 97.	2/5/15	1			AH to address

16	The relationship of scuppers and conductor heads differs dimensionally from the design shown in detail 1/A9.05. However, we believe the installation is satisfactory. See photo 99.	2/5/15	1			As Is

17	Several screws and other pieces of metal debris were found on the roof. These may cause damage to the roof if stepped on. The roof should be carefully cleared of all debris. See photo 103.	2/5/15	1			AH to address

18	Brick masonry repair was done on the west elevation near grade for an unknown reason. The brick needs to be cleaned in this area. See photo 138.	2/5/15	1			AH to address

No.	Description of Items	Date first noted	Report No.	Status	Date Closed	AH Response
19	An opening was found in the brick rowlock course outside the balcony at unit 117. This needs to be caulked. See photo 173.	2/5/15	1			AH to address

20	Window openings are not restricted to 4". The omission of window opeing limiters presents a fall hazard and is a violation of the 2012 IBC. Regardless of code applicablility, this is a preventable safety hazard and exposes the building owner to liability. See photo 170.	2/5/15	1			AH to come up with solution reasonably acceptable to Buyer

21	Detail 3/A10.01 calls for a peep hole in unit entry doors at handicap units between 43 and 51 inches above finished floor. No such peep holes exist.	2/5/15	1			AH to address

22	A steel brick lintel needs to be painted at an exterior door on the east elevation. See photo 62.	2/5/15	1			AH to address

23	Blistered paint was found on the underside of the main entry canopy. A water leak above may have caused this. See photo 70.	2/5/15	1			AH to address

24	The painted finish on concrete balcony door sills at the ground level on the west elevation is damaged in several locations. This appears to be caused by loading materials through the sliding doors. See photo 137.	2/5/15	1			AH to address

25	Condensing units on roof are to be positioned on wood sleepers wrapped in roofing material per detail 7/M0.02. Currently, the sleepers are not wrapped. See photo 81.	2/5/15	1			As Is - deleted by waterproofing consultant

26	Some vibration isolation pads under condensing units are not secured. Many are in danger of falling off the wood sleeper. Continued vibration will cause pads to be displaced. All should be fastened in place. See photo 83 and 87.	2/5/15	1			AH to address

27	A bathroom exhaust fan in unit 138 makes a rattling noise. At least 1 other unit on the 1st floor has a similar problem. All should be checked and adjusted / repaired as necessary.	2/5/15	1			AH to address

28	Fan coil units in common areas are situated on concrete bricks. The mechanical drawings specify these to be placed on ¼-inch neoprene pads. See photo 106.	2/5/15	1			AH to address

29	Condensate, T&P discharge and overflow pipe in HVAC closets are routed into a hub drain. Detail 5/P0.02 specifies that an air gap it to be maintained between the end of any drain pipe and the rim of the hub drain. This air gap is not maintained; pipe is routed deep into the mouth of the hub drain which presents the risk of backflow. See photo 5.	2/5/15	1			As Is - per plumbing inspector's direction

30	An electrical opening near the exterior door at the east elevation is not complete. See photo 63.	2/5/15	1			AH to address

31	A ground wire was found in one location in the courtyard not properly secured or buried which presents a trip hazard. See photo 111.	2/5/15	1			AH to address

32	An piece of Romex cable penetrates the wall above the fire door near unit 105 and is not terminated. The purpose of the wire is uncertain. See photo 174.	2/5/15	1			AH to address

33	Cracks have appeared at joints in finished wood trim in many apartment units. See photo 28. This is due to natural drying which will disappear and reappear with seasonal humidity.	2/5/15	1			As Is

34	Detail 8/A4.10 shows a 1x8 'crown mold' at apartments and corridors. We observed no such molding in any location.	2/5/15	1			As Is - per A.10.07 no crown specified

1	Seller to install landing area in front of gated entrance along south end of the apartment building to correct running slope to 2% through the installation of a compliant area of rescue. Item 2 on page 8 of ADA report.
2	Landing in sidewalk to the gated entrance along south end of apartment building to be revised to 2% slope through the installation of a compliant area of rescue. Item 4 on page 8 of ADA report.
3	Seller to correct cross slope to 2% on the accessible parking space located adjacent to the van accessible parking space on leasing office level. Item 6 on page 9 of ADA report.
4	All of the common area doors to the leasing office restroom, community room, common area restrooms, the fitness center, and the computer room have opening door pressures greater than 5 lbs. Seller to address. Item 7 on page 10 of ADA report.
5	Seller to mount towel dispenser in fitness room to 48”. Item 8 on page 10 of ADA report.
6	In unit 131 which is a B-4 type unit, the fridge to counter top width is 33” where 40” is required. Also, the counter top to counter top width is 39” where 40” is required.

    The island portion of the cabinets should be moved away from the cabinets which contain the range and fridge in order to provide the required 40” width. Seller to address. Item 10 on page 10 of ADA report.

7	The accessible apartments units did not have accessible peep holes. Seller to address. Item 12 on page 11 of ADA report.
8	In unit 445, which is a B-2 unit, the fridge to counter top width is 57” where 60” is required. This to be addressed by Seller in all three B-2 units. Item 15 on page 11 of ADA report.
9	OPEN. Pending on code review, Seller required to provide 2% (5 additional units) audio/visual alert systems. Item 13 on page 11 of ADA report.